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                                                                     EXHIBIT 4.4

                                 WILTEK, INC.*

                       1994 EMPLOYEES' STOCK OPTION PLAN

     Wiltek, Inc., a Connecticut corporation (the "Corporation"), hereby establishes the 1994 Employees' Stock Option Plan (herein called the "Plan") on the following terms and conditions:

          1. PURPOSES. The purposes of the Plan are to encourage ownership of the Corporation's stock by eligible employees; to motivate key employees to remain in the Corporation's employ; and to provide increased incentive for such employees to put forth maximum effort to the success of the business.

          2. ADMINISTRATION. This Plan shall be administered by a Compensation Committee (the "Committee") named by the Board of Directors of the Corporation (the "Board") from its Members. If one or more of the Members of the Board have not been, and, within one year prior to appointment to the Committee have not been, eligible to participate in the Plan or any other plan of the Corporation or any of its affiliates entitling participants to acquire stock, stock options or stock appreciation rights of the Corporation or its affiliates, then only such Director(s) shall be deemed "Independent Director(s)" and eligible to serve on such Committee, but, if there be no such Director(s) then the Committee shall be comprised of the entire Board. The Committee is authorized to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable. All determinations of the Committee shall be by a majority of its members, and its determination shall be final.

          3. ELIGIBILITY. Key employees of the Corporation and its subsidiaries shall be eligible to receive options under the Plan, provided that no such individual shall be granted an option who, at the time of grant, owns shares of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation and its subsidiaries, unless at the time of grant the option price is at least 110 percent of the fair market value of the shares of Stock subject thereto and such option by its terms shall not be exercisable after the expiration of five years from the date of grant. Directors of the Corporation who are not full time employees of the Corporation or any of its subsidiaries shall not be eligible to receive options.

          4. SHARES AVAILABLE. An aggregate of 750,000 shares of common stock (without par value) of the Corporation shall be available for grant of options under the Plan (subject to adjustment as provided in paragraph 5). Such shares may be authorized but unissued shares or may be treasury shares. Upon the expiration or termination in whole or in part of any unexercised options, shares of common stock covered by such unexercised options again shall be available for grant of new options under the Plan.

          5. ADJUSTMENT OF SHARES AVAILABLE. If there is any change in the common stock of the Corporation through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to any option and the option prices shall be appropriately adjusted.

          6. GRANT OF OPTIONS. Subject to the provisions of paragraph 7, options may be granted to such eligible employees in such numbers and at such times during the term of the Plan as the Committee shall recommend and the Board (and, if there is at least one independent director, excluding directors who would not qualify for membership on the Compensation Committee) shall approve. Each option shall be evidenced by a duly executed written agreement by and between the Corporation and the optionee. Option agreements may contain dissimilar provisions provided that all such provisions are consistent with the Plan.

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* In July 1999, Wiltek, Inc. merged into E-Sync Networks, Inc., a Delaware corporation.
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          7.  TERMS AND CONDITIONS OF OPTION.  Options granted under the Plan may constitute "Incentive Stock Options" ("ISOs") within the meaning of
     Section 422A of the Internal Revenue Code of 1986, as amended (the"Code") or stock options which do not constitute ISOs ("NQSOs"; ISOs and NQSOs being herein collectively referred to as "options"), and shall be granted subject to the following terms and conditions:

             (a) OPTION PRICE -- Except as provided in paragraph 3, the option price per share shall not be less than 100% of its fair market value, as determined by the Committee on the date the option is granted.

             (b) MAXIMUM VALUE OF SHARES -- The aggregate fair market value (determined as of the time the option is granted) of the shares for which any eligible employee may be granted options which become exercisable under the Plan for the first time in any given calendar year (under all stock option plans of the Corporation and its subsidiaries) shall not exceed $100,000, unless this limit is raised or removed by unanimous vote of the Board.

             (c) DURATION OF OPTIONS -- No option shall extend for a term of more than ten years from the date of grant. Options may, however, have such shorter term as may be required by paragraph 3 or designated by the Committee upon grant thereof.

             (d) EXERCISE OF AN OPTION -- No option issued as an ISO may be exercised within 12 months of the date on which the option is granted, but options issued as NQSOs shall be immediately exercisable. Options may be exercised from time to time by giving written notice to the Corporation stating the number of shares with respect to which the option is being exercised and, unless the shares subject thereto are then registered under the Securities Act of 1933 as amended, representing that the shares are being purchased for investment and will not be sold or distributed except in compliance with applicable securities laws.

             (e) PAYMENT -- No shares shall be issued or delivered until full payment for the shares has been made, in cash or by check, except that, if so authorized in writing in advance by the Committee, payment may also be made with Corporation shares valued as of the date of exercise, or by combination of shares and cash.

             (f) NONTRANSFERABILITY OF OPTIONS -- Plan options shall not be transferable by an optionee except by will or the laws of descent and distribution, and, during the optionee's lifetime shall be exercisable only by the optionee.

             (g) TERMINATION OF EMPLOYMENT -- Upon termination of an optionee's employment, each option previously granted to him shall expire if not exercised before the earliest of (i) the expiration date provided in the option agreement applicable to such option; (ii) the date, for ISOs, one year and for NQSOs, eighteen months, after the date of termination if employment is terminated by reason of death or disability (within the meaning of Section 105(d)(4) of the Code, or iii) the date, for ISOs, three months and for NQSOs, six months, after the date of termination if employment is terminated for any reason other than death or disability.

             (h) NON-COMPETITION PROVISION -- Anything herein to the contrary notwithstanding, if an optionee, without the written consent of the Corporation, engages either directly or indirectly, in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise in any business or activity competitive with the business conducted by the Corporation or any subsidiary of the Corporation, each option previously granted to him shall expire forthwith.

          8. REGULATORY APPROVALS. The Corporation shall not be required to issue any certificate or certificates for shares of common stock upon the exercise of an option prior to (a) the obtaining of any approval from any governmental agency which the Corporation shall, in its sole discretion, determine to be necessary or advisable, and (b) the completion of any registration or other qualification of such shares under any state or Federal law or ruling or regulations of any governmental body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

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          9.  MERGER OR CONSOLIDATION, ETC.  In the event of the proposed merger, consolidation, dissolution, liquidation or reorganization of the Corporation, the options granted hereunder may, at the discretion of the Committee, be designated as of a date to be fixed by the Committee to be terminated to the extent not exercised prior to such date, provided that not less than 30 days' prior written notice of the date so fixed shall be given to the optionee, and the optionee shall have the right, during the period of 30 days preceding such termination, to exercise his option as to all or any part of the shares covered thereby, including shares as to which such option would not otherwise be exercisable.

          10. AMENDMENT. The Committee may from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or amend the Plan in any manner which it deems in the best interest of the Corporation, but may not, without the approval of the Corporation's shareholders, adopt any amendment which would (a) except as provided in sub-paragraph 7 (b), materially increase the benefits accruing to participants under the Plan; (b) materially increase the maximum number of Shares which may be issued under the Plan (other than pursuant to paragraph
     5), or (c) materially modify the requirements as to Eligibility for participation in the Plan.

          11. TERM. The Plan shall become effective on August 24, 1994 and shall be submitted for approval by the Corporation's shareholders at the 1995 Annual Meeting. Options may be granted prior to such Meeting, subject to approval of the Plan by the shareholders at such Meeting. No option shall be granted pursuant to the Plan subsequent to the fifth anniversary of the effective date of the Plan.

ADOPTED BY THE BOARD OF DIRECTORS 24 AUGUST 1994

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